Exhibit 10.3

NINTH AMENDMENT TO LEASE AGREEMENT AND CONDITIONAL TERMINATION OF LEASE

This NINTH AMENDMENT TO LEASE AGREEMENT AND CONDITIONAL TERMINATION OF LEASE (this “Amendment”) is entered into this 10th day of August, 2009 (“Effective Date”) by and between Metropolitan Park West IV, LLC, a Delaware limited liability company (“Landlord”), successor in interest to Benaroya Capital Company, LLC, a Washington Corporation, and Targeted Genetics Corporation, a Washington Corporation (“Tenant”).

Landlord and Tenant are parties to that certain Office Lease dated October 7, 1996, as amended by that certain First Lease Amendment dated October 7, 1996, that certain Second Lease Amendment dated February 25, 2000, that certain Third Lease Amendment dated April 19, 2000, that certain Fourth Lease Amendment dated March 28, 2001, that certain Fifth Lease Amendment dated January 8, 2004, that certain Sixth Lease Amendment dated April 1, 2006, that certain Seventh Lease Amendment dated June 7, 2006, and that certain Eighth Lease Amendment dated November 11, 2008 (as so amended, the “Lease” and as amended by this Amendment, the “Amended Lease”), for those certain premises (the “Premises”) containing approximately 4,990 rentable square feet of office space located on the first floor in Suite 100 of the office building known as the Metropolitan Park West Tower located at 1100 Olive Way, Seattle, Washington 98101, all as more particularly described in the Lease. Capitalized terms used but not defined in this Amendment shall have the meanings given those terms in the Lease.

The purpose of this Amendment is to amend the Lease to provide for early termination thereof under certain circumstances on the terms and conditions set forth herein.

In consideration of the terms, covenants, conditions and agreements contained herein, Landlord and Tenant do hereby agree to amend the Lease as follows:

1. Payment on Effective Date. In consideration for Landlord’s execution of this Agreement, Tenant hereby agrees to pay to Landlord on the Effective Date the amount of $37,445.00, which constitutes payment of Monthly Minimum Rent for the months of August 2009 ($13,722.50) and September 2009 ($13,722.50) and a fee of $10,000.

2. Early Termination.

2.1 Between the Effective Date and September 15, 2009, Tenant shall use its commercially reasonable efforts to obtain at least $500,000.00 in proceeds from any combination of financing sources (the “Minimum Financing Proceeds”). If Tenant is unable to secure the Minimum Financing Proceeds by September 15, 2009, then, provided that Tenant is not in default under the Lease or this Amendment, the Amended Lease shall terminate at 11:59 P.M. Pacific Time on September 30, 2009. If Tenant obtains the Minimum Financing Proceeds by September 15, 2009, then the Amended Lease shall not terminate on September 30, 2009, but shall continue in effect at the Monthly Minimum Rent of $13,722.50 until 11:59 P.M. Pacific Time on January 31, 2010 at which time the Amended Lease shall terminate, unless continued pursuant to Section 2.2 below.

2.2 If the Amended Lease is not terminated on September 30, 2009 pursuant to Section 2.1 above, and provided that Tenant is not in default under the Amended Lease, Tenant may, at its option, elect to continue the Amended Lease in effect after 11:59 P.M. Pacific Time on January 31, 2010 until 11:59 P.M. Pacific Time on December 31, 2010, provided that (i) Tenant provides assurances satisfactory to Landlord of an adequate cash horizon (as evidenced by a cash flow forecast delivered to Landlord showing Tenant’s ability to continue its operations until at least December 31, 2010) (the “Assurance”) and (ii) Landlord does not reject such election by Tenant, which it may do in its sole and absolute discretion for any reason whatsoever, or no reason. If Tenant elects to continue the Lease in effect pursuant to this Section 2.2, Tenant shall exercise its election by delivery to Landlord of an irrevocable written notice of exercise on or before 5:00 P.M. Pacific Time on November 30, 2009 (the “Election Notice”). In the event that Tenant provides the Assurance and timely delivers to Landlord the Election Notice, Landlord shall have ten (10) business days after receipt of the Election Notice (the “Rejection Period”) to deliver written notice of Landlord’s rejection of Tenant’s Election Notice. If Tenant elects to continue the Lease in effect pursuant to this Section 2.2, and the Election Notice is not rejected by Landlord in writing within the Rejection Period, then the Amended Lease shall continue in effect after 11:59 P.M. on January 31, 2010 until 11:59 P.M. Pacific Time on December 31, 2010 (at which time the Amended Lease shall terminate), at the Monthly Minimum Rent as follows: (i) $13,722.50 per month for the months of February and March, 2010 and (ii) $14,138.33 per month for the months of April through December, 2010. If Tenant does not timely elect to continue the Lease in effect pursuant to this Section 2.2, or Landlord provides written rejection of the Election Notice within the Rejection Period, then the Lease will terminate at 11:59 P.M. Pacific Time on January 31, 2010.

2.3 For purposes of clarification only, and except as otherwise provided in this Amendment, in all events the Amended Lease will terminate at 11:59 P.M. Pacific Time on one of the dates set forth below (such date and time being referred to herein as the “Early Termination Date”), depending upon which of the Triggering Events occurs:

Triggering Event	Early Termination Date
Minimum Financing Proceeds not obtained by September 15, 2009	September 30, 2009
Minimum Financing Proceeds obtained by September 15, 2009	January 31, 2010
Tenant’s failure to deliver, or Landlord’s rejection of, the Election Notice	January 31, 2010
Landlord’s failure to Reject the Election Notice	December 31, 2010

2.4 Any termination of the Amended Lease pursuant to this Amendment shall be deemed to be an expiration of the Term of the Amended Lease with the same force and effect as if the Term of the Amended Lease was, by the provisions thereof, fixed to expire as of the Early Termination Date.

3. Surrender and Mutual Release. On or before the Early Termination Date, Tenant shall remise, release, quitclaim and surrender exclusive possession of the Premises and all of the estate and rights of Tenant in and to the Amended Lease and the Premises to Landlord and, effective as of the Early Termination Date, Tenant, for itself and its successors and assigns, does hereby forever release and discharge Landlord and its successors and assigns from any and all debts, obligations, damages, liabilities, costs, expenses, indebtedness, claims, demands or causes of action of every kind and nature whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Amended Lease, and forever releases and discharges

Landlord and its successors and assigns from any obligations to be observed or performed by Landlord under the Amended Lease, whether accruing prior to or after the Early Termination Date. Provided that Tenant is not in default hereunder or under the Amended Lease (other than late payment of the rent for August 2009, which payment shall be made upon execution of this Agreement as set forth in Section 1 hereof), Landlord agrees to accept the surrender of the Premises on the Early Termination Date and, except as otherwise provided in this Amendment, effective as of the Early Termination Date, Landlord, for itself and its successors and assigns, does hereby forever release and discharge Tenant and its successors and assigns from any and all debts, obligations, damages, liabilities, costs, expenses, indebtedness, claims, demands or causes of action of every kind and nature whatsoever against Tenant or its successors and assigns arising out of or in connection with the Premises or the Amended Lease, accruing after the Early Termination Date, and forever releases and discharges Tenant and its successors and assigns, from any obligations to be observed or performed by Tenant under the Amended Lease accruing after the Early Termination Date, including without limitation the obligation to pay Monthly Minimum Rent and Tenant’s pro rata Share of the Taxes and Operating Expenses accruing after the Early Termination Date.

4. Unknown Claims. Subject to the terms of this Amendment, Landlord and Tenant each, respectively, expressly waives all rights under the laws of the State of Washington or of any other state or territory of the United States or other jurisdictions that may provide that a general release does not extend to claims that the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by it might have materially affected its settlement with the party being released. Landlord and Tenant each, respectively, is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the mutual intention of Landlord and Tenant fully, finally and forever to settle and release all such matters, and all claims relative thereto, which now exist, may exist, or heretofore have existed between them in connection with the Amended Lease and the Premises, except as may otherwise be set forth herein. In furtherance of such intention, the releases given herein shall be and remain in effect as fully and complete mutual releases of all such matters notwithstanding discovery or existence of any additional or different claims or facts relative thereto.

5. Tenant Covenants. On or prior to the Early Termination Date, Tenant shall:

(a) Fulfill all covenants and obligations of Tenant under the Amended Lease applicable to the period prior to the Early Termination Date, including without limitation payment of all Monthly Minimum Rent, and Tenant’s Pro rata Share of Taxes and Operating Expenses and all other amounts of every kind and nature whatsoever payable by Tenant to Landlord under the Amended Lease through the Early Termination Date.

(b) Completely vacate and surrender the Premises to Landlord in accordance with the terms of the Amended Lease. Without limitation, Tenant shall leave the Premises broom-clean, in good order and condition, and free of all occupants, liens granted by or arising from claims against Tenant, property and improvements required to be removed under the Amended Lease, including all movable furniture and equipment, and shall deliver the keys to the Premises to Landlord or Landlord’s designee.

6. Representations and Warranties. Tenant represents and warrants that as of the Effective Date (a) Tenant has full power and authority to execute this Amendment; (b) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (c) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (d) Tenant has no knowledge of any fact or circumstance that would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (e) no other person or entity has any right, title or interest as a tenant in or to the Lease, as collateral or otherwise; (f) Tenant does not require the consent of any third party in order to enter into this Amendment; (g) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises that has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained; and (h) Tenant has not heretofore assigned, subrogated, conveyed or transferred or purported to assign, subrogate, convey or transfer to any person, firm, partnership, corporation, trust or other entity, any debts, claims, obligations, liabilities, demands, indebtedness or causes of action herein released. The foregoing representations and warranties shall be deemed to be remade by Tenant in full as of the Early Termination Date.

7. Continuing Payment Obligations. Landlord and Tenant recognize that the year end adjustments of Taxes and Operating Expenses as prescribed by the Amended Lease may not have been completed by the Early Termination Date. Accordingly, notwithstanding anything in this Amendment to the contrary, Landlord and Tenant shall make any such adjustments after the Early Termination Date in accordance with Section 4.4 of the Sixth Lease Amendment between the parties dated April 1, 2006, which Section 4.4 is attached as Exhibit A to this Agreement, is incorporated herein by reference and shall survive the Early Termination Date and continue to be binding on Landlord and Tenant after the Early Termination Date.

8. Indemnification. Notwithstanding anything contained in this Amendment to the contrary, Tenant shall indemnify, defend (with counsel approved by Landlord, provided that Landlord shall not unreasonably withhold or delay such approval) and hold Landlord harmless from and against any and all liabilities, obligations, demands, indebtedness, damages, penalties, costs, charges and expenses (including, without limitation, reasonable attorneys’ fees and court costs) that may be imposed upon, incurred by, or asserted against Landlord based upon, related to or arising directly or indirectly out of or in connection with, any claim, demand or cause of action based on or arising out of (i) the use, non-use, possession, occupancy, condition, operation, maintenance or management of the Premises or any part thereof by Tenant or any of its assignees, concessionaires, agents, contractors, subcontractors, employees or invitees or by any of their representative principals, employees or invitees prior to the Early Termination Date, (ii) any act or omission of Tenant or any of its assignees, concessionaires, agents, contractors, subcontractors, employees or invitees, or by any of their representative principals, employees or invitees prior to the Early Termination Date, (iii) any failure on the part of Tenant to the Early Termination Date to perform or comply with any of the covenants, agreements, terms or conditions contained in the Amended Lease to be observed or performed by Tenant prior to the Early Termination Date, or (iv) any breach of any covenant, agreement, term, representation or warranty contained in this Amendment made or to be performed by Tenant.

9. Brokers. Landlord and Tenant hereby represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only Urbis Partners, LLC (representing Landlord and whose commission shall be the responsibility of Landlord pursuant to a separate written agreement) (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. Each party signing this document confirms receipt of the pamphlet described in RCW 18.86.03(t) entitled “The Law of Real Estate Agency” and acknowledges that written disclosure of agency has been provided to such party as required by applicable laws.

10. Landlord’s Remedies. Nothing herein is intended to limit or modify Landlord’s rights and remedies with respect to any failure by Tenant to perform its obligations under the Amended Lease.

11. Confirmation of Lease. Except as modified by this Amendment, the Lease remains in full force and effect and has not been modified or amended. To the extent the terms of this Amendment are inconsistent with other terms of the Lease, the terms of this Amendment shall control.

12. Governing Law. This Amendment shall be governed and construed under the laws of the State of Washington, without respect to its conflict of law principles.

13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon, the parties and their respective legal representatives, successors and assigns.

15. Entire Agreement; Amendment; Waiver. This Amendment integrates all of the negotiations and prior and contemporaneous discussions, representations and agreements of the parties hereto, and contains their final agreement with respect to the subject matter hereof. No prior or contemporaneous agreement inconsistent herewith shall have any force or effect. Landlord and Tenant expressly disclaim having relied upon any representations and inducements by or from their respective agents, representatives or employees, or by third parties, that are not so contained within the four corners of this Amendment. This Amendment may not be amended or modified except by a writing executed by the parties. Any modification or waiver of any one provision shall not constitute a waiver or modification of any other provision.

16. Attorneys’ Fees. Should any dispute arise between the parties or their legal representatives, successors or assigns concerning any provision of this Amendment, the party prevailing in such dispute shall be entitled to recover reasonable attorneys’ fees and legal costs, in addition to such other relief as may be granted.

17. Severability. In the event that any provision of this Amendment is held to be invalid by a court with jurisdiction over the parties, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and the remaining provisions of this Amendment will remain in full force and effect.

18. Confidentiality. The parties hereto agree that the terms of this Amendment are confidential and constitute proprietary information of the parties hereto. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Each of the parties hereto agrees that it and its representative partners, officers, directors, employees and attorneys shall not disclose the terms and conditions of this Amendment to any other person without the prior written consent of the other party hereto except as required by law or pursuant to an order of a court of competent jurisdiction; provided, however, that Landlord may disclose the terms hereof to any lender now or hereafter having a lien on Landlord’s interest in the Premises or any portion thereof, and either party may disclose the terms hereof to its independent accountants who review its financial statements or prepare its tax returns, to its counsel, bankers, investment bankers, investors or potential investors who have signed a confidentiality agreement, governmental agencies or other persons to whom disclosure is required as a matter of law or a requirement of diligent inquiry imposed by law and in any action which is brought to prevent the breach or continued breach of this Amendment or to seek damages for any breach or alleged breach.

19. Time of the Essence. Time is of the essence of this Amendment.

20. Limitation of Landlord’s Liability. Redress for any claim against Landlord under the Lease and/or this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease and/or this Amendment, are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of it or its investment manager, if any, or any of their respective trustees, directors, officers, partners, beneficiaries, principals, members, managers, stockholders, employees, agents or representatives, and in no case shall Landlord be liable to Tenant hereunder and/or under the Lease for any lost profits, damage to business, or any form of special, indirect, consequential or punitive damages. For purposes hereof, neither the negative capital account of a member of Landlord nor any obligation of any member of Landlord to restore a negative capital account or to contribute or loan capital to Landlord or any other member of Landlord will at any time be deemed to be the property or an asset of Landlord (or any such member of Landlord) and Tenant shall have no right to collect, enforce or proceed against the same with respect to any such negative capital account or obligation to restore, contribute or loan. The limitation of liability provided in this Section 20 is in addition to, and not in limitation of, any limitation or liability applicable to Landlord provided by law or by any other contract, agreement or instrument.

21. Survival. Notwithstanding anything contained this Amendment or in the Lease to the contrary, the provisions of Sections 3 through 22 of this Amendment shall survive the Early Termination Date or other termination of the Amended Lease and shall continue to be binding on Landlord and Tenant.

22. Submission of Agreement. Landlord’s submission to Tenant of this Amendment for examination and/or execution does not constitute an offer, or an option, by Landlord to terminate the Lease for the Premises, and this Amendment shall be effective only upon its mutual execution and delivery by Landlord and Tenant.

[Signature Page to Ninth Amendment to Lease between Met Park West IV, L.L.C. and Targeted Genetics Corporation]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

MET PARK WEST IV, LLC a Delaware limited liability company

By:	Met Park West Mezz IV, LLC
a Delaware limited liability company
Its Sole Member

	By:	Walton REIT Holdings IV, LLC
a Delaware limited liability company
Its Sole Member

		By:	Walton REIT IV, LLC
a Delaware limited liability company
Its Managing Member

			By:	Walton Street Real Estate Fund IV, LP
a Delaware limited partnership
Its Managing Member

				By:	Walton Street Managers IV, LP
a Delaware limited partnership
Its General Partner

					By:	WSC Managers IV, Inc.,
a Delaware Corporation
Its General Partner

By:
Name:
Title:

Date Signed:                 , 2009.

TENANT:

TARGETED GENETICS CORPORATION,
a Washington Corporation

By:
Name:
Title:

Date Signed:                 , 2009

[Acknowledgements Attached]

EXHIBIT A

4.4 Manner of Payment. During the Extension Term, Taxes and Operating Expenses shall be paid in the following manner:

(i) Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Operating Expenses for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord.

(ii) Within one hundred twenty days (120) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Statement”) to Tenant showing: (1) the amount of actual Taxes and Operating Expenses for such calendar year, with a listing of amounts for major categories of Operating Expenses, and such amounts for the Base Expense Year and Base Tax Year, (2) any amount paid by Tenant towards Taxes and Operating Expenses during such calendar year on an estimated basis, and (3) any revised estimate of Tenant’s obligations for Taxes and Operating Expenses for the current calendar year.

(iii) If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Operating Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payment within thirty (30) days after Landlord sends the Statement.

(iv) If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Operating Expenses, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired, Tenant shall receive a refund of such difference after deducting the amount of any Rent and any other payments due Landlord, within thirty (30) days after Landlord sends the Statement, which refund shall be sent to Tenant’s last known address.

(v) So long as Tenant’s obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. In lieu of providing one Statement covering Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing any Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Operating Expenses. In no event shall a decrease in Taxes or Operating Expenses below the Base Tax Year amount or Base Expense Year amount, as applicable, ever decrease the monthly Base Rent, or give rise to a credit in favor of Tenant.

(vi) Tenant may, within six (6) months after receiving Landlord’s Statement, give Landlord written notice (“Review Notice”) that Tenant intends to have Landlord’s records of the Operating Expenses and/or Taxes for the calendar year covered by the Statement reviewed (the “Review”) by an independent certified public accountant (which accountant shall be a member of a nationally recognized or reputable local or regional accounting firm and working on a non-contingency fee basis) (“Tenant’s Accountant”). Within a reasonable time after receipt of the Review Notice, Landlord shall make available and, upon request, provide photocopies to Tenant’s Accountant during normal business hours all pertinent records with respect to the Operating Expenses and Taxes for the calendar year that is the subject of the Review Notice and that are reasonably necessary for Tenant’s Accountant to conduct the Review. If any records are maintained at a location other than the office of the Building, Tenant’s Accountant may either inspect the records at such other location or Tenant may pay for the reasonable cost of copying and shipping the records. Except as otherwise expressly hereinafter provided, Tenant shall be solely responsible for all costs, expenses and fees incurred for the Review. Within forty-five (45) days after the records are made available to Tenant’s Accountant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s Statement of Operating Expenses and/or Taxes for that year, as applicable. In any event Tenant shall provide Landlord with a copy of the results of the Review within thirty (30) days after completion thereof. If Tenant fails to provide Landlord with a Review Notice with respect to the Statement of Operating Expenses and/or Taxes for any calendar year within the six (6) month period described above, or fails to give Landlord an Objection Notice within the forty-five (45) day period described above, or fails to provide Landlord with a copy of the results of the Review within the thirty (30) day period described above, Tenant shall be deemed to have approved Landlord’s Statement of Operating Expenses and/or Taxes, as applicable, and shall be barred from raising any claims regarding the Operating Expenses and/or Taxes, for that year (except in cases where Tenant learns of or obtains information in Landlord’s possession not previously provided to Tenant and relevant in material respect to the calculation of Operating Expenses or Taxes for that year or where any change in Operating Expenses and/or Taxes sought by Landlord). If Tenant provides Landlord with a timely Review Notice, Objection Notice and a copy of the Review, a certification as to the proper amount shall be made, at Tenant’s expense, by Landlord’s independent certified public accountant, which certification shall be final and conclusive, absent manifest error. If Operating Expenses and/or Taxes for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the payment of Rent next due in the amount of the overpayment by Tenant; provided, however, if the Term shall have expired, then any overpayment for which Tenant may otherwise have received a credit shall be refunded to Tenant within thirty (30) days after receipt of said certification at Tenant’s last known address after deducting the amount of Rent and any other payments due. Likewise, if Landlord and Tenant determine that Operating Expenses and/or Taxes for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any Statement of Operating Expenses and/or Taxes if Tenant is in breach or default of its obligation to pay rent under this Lease. Tenant acknowledges and agrees that any records reviewed under this provision constitute confidential information that shall not be disclosed to anyone other than Tenant’s Accountant and other advisors and the principals of Tenant who receive the results of such Review. Tenant further agrees that the disclosure of information to any other Person (except in connection with the resolution of any dispute or as required by order of any court or other authority), whether by Tenant or anyone acting on behalf of Tenant, shall constitute a material breach of this Lease. Notwithstanding Tenant’s obligation hereunder to pay all costs, expenses and fees of the Review, if it is determined that Landlord’s Statement for the calendar year under Review is in error in Landlord’s favor by more than five percent (5%), Landlord shall pay up to $1,000 of Tenant’s reasonable costs, expenses and fees of the Review.

(vii) Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Taxes and Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses, for such calendar years, as well as the Base Tax Year amount and Base Expense Year amount, by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365.

(viii) Base Year Adjustments. Landlord may exclude from the Base Expense Year any non-recurring items, including capital expenditures otherwise permitted as Operating Expenses under the Lease (and shall only include the amortization of such expenditures in subsequent years’ Operating Expenses, including any remaining amortization of permitted capital expenditures made prior to or after the Extension Commencement Date). If Landlord eliminates from any subsequent year’s Operating Expenses a recurring category of expenses previously included in the Base Expense Year, Landlord may subtract such category from the Base Expense Year commencing with such subsequent year.

(ix) Rent and Other Charges. Base Rent, Taxes, Operating Expenses, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to singularly or collectively as “Rent,” and all remedies applicable to the non-payment of rent shall be applicable thereto. All Rent, and all other amounts payable to Landlord by Tenant pursuant to the provisions of this Lease, shall be paid to Landlord, without notice, demand, abatement, deduction or offset, in lawful money of the United States at Landlord’s office in the Property or to such other person or at such other place as Landlord may designate from time to time by written notice given to Tenant. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement or any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.”